Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-181148 and 333-198676 on Form S-8 of our report dated April 1, 2015, relating to the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of Tilly’s, Inc., appearing in the Annual Report on Form 10-K of Tilly’s, Inc. for the year ended January 28, 2017.

/s/ Deloitte & Touche LLP
Costa Mesa, California
March 20, 2017